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                                                                    EXHIBIT 2.3

                               ARTICLES OF MERGER
                                       TO
                              MERGE SURGIPRO, INC.
                         INTO STERILE RECOVERIES, INC.


     SURGIPRO, INC. ("Surgipro"), a Florida corporation, and STERILE RECOVERIES, INC. (the "Company"), a Florida corporation, execute the following Articles of Merger pursuant to section 607.1105 of the Florida Business Corporation Act, Chapter 607, Florida Statutes (the "Florida Business Corporation Act") to effectuate a merger of Surgipro with and into the Company (the "Merger"):


                                   ARTICLE I
                                 PLAN OF MERGER

     The plan of merger of Surgipro into the Company (the "Plan of Merger") is as follows:

     1.1  Parties  to  Merger.   The parties to the Merger are Surgipro  and
the Company (together the "Companies"). Clayton W. Page ("Page") owns all of the issued and outstanding stock of Surgipro.

     1.2 The Merger. Subject to the terms and conditions of the Agreement and Plan of Merger dated as of February 26, 1996, and in accordance with the Florida Business Corporation Act, Surgipro will be merged with and into the Company as of the effective time of the merger specified in Article II below (the "Effective Time"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation"), and the corporate existence of Surgipro will cease at the Effective Time. Promptly after these Articles of Merger are fully executed, the Company shall deliver these Articles of Merger to the Department of State of Florida (the "Department") for filing and pay to the Department all fees required for their filing and to effectuate the Merger.

     1.3  Conversion  of  Shares.   At the Effective Time, all the shares of
common stock of Surgipro ("Surgipro Stock") that are issued and outstanding immediately before the Effective Time will be converted into a right to receive 90,000 shares of the common stock of the Company (the "Company Stock") and a Promissory Note (the "Purchaser Note") in the amount specified in the Merger Agreement, without any further action by the holder of Surgipro Stock, except for surrender to the Company of the certificate or certificates evidencing those shares. As a result of the Merger, the record holder of Surgipro Stock at the Effective Time (Page) will become the owner of 90,000 shares of the Company Stock.




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     1.4  Effects  of  Merger.  The Merger will have the legal effects prescribed by section 607.1106 of the Florida Business Corporation Act. For federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization pursuant to section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

     1.5 Bylaws and Articles of Incorporation. The Bylaws and Articles of Incorporation of the Company in effect at the Effective Time will be the Bylaws and Articles of Incorporation of the Surviving Corporation, until they are amended in accordance with their terms and the Florida Business Corporation Act.

     1.6 Directors and Officers. The directors and officers of the Company in office at the Effective Time will continue to be the directors and officers of the Surviving Corporation following the Merger, until their respective successors are duly elected and qualified in accordance with the Florida Business Corporation Act and the Company's Bylaws and Articles of Incorporation or until their earlier death, resignation, or removal from office.

     1.7  Further  Assurances.    At any time and from time to time  after  the
Effective Time, at the request of the Company or any assignee or successor of it, the officers and directors of Surgipro last in office shall execute and deliver to the Company any new, additional, or confirmatory deed, agreement, instrument, or other document, and take or cause to be taken all further action, as is necessary or appropriate to vest, record, confirm, perfect, or otherwise establish the Company's right, title, and interest in and to all rights, powers, property, franchises, immunities, and privileges of Surgipro or to otherwise carry into effect the intent and purposes of this Plan of Merger.


                                   ARTICLE II
                            EFFECTIVE DATE OF MERGER

     The Merger will become effective (the "Effective Time") as of the date and time when these Articles of Merger are filed by the Department of State of Florida.


                                  ARTICLE III
               SHAREHOLDER APPROVAL OF MERGER AND PLAN OF MERGER

     The Merger and Plan of Merger was adopted by Page, as sole shareholder and director of Surgipro, as of February 26, 1996, and by the directors and "Original Shareholders" of the




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Company,  at  a  meeting of its Board of Directors on February 23, 1996.


Executed:  March 1, 1996, in Tampa and Orlando, Florida.

                               SURGIPRO, INC.



                               By: /s/ Clayton W. Page
                                  ----------------------------
                                  Clayton W. Page
                                  President


                               STERILE RECOVERIES, INC.



                               By: /s/ Richard T. Isel
                                  ----------------------------
                                  Richard T. Isel
                                  President


STATE OF FLORIDA
COUNTY OF SEMINOLE

     The foregoing Articles of Merger were acknowledged before me on March 1, 1996, by Clayton W. Page, as President of Surgipro, Inc., on behalf of the corporation.


My commission expires:         /s/ Lori M. Greaves
                              --------------------------------
                              4-18-97, Notary Public


                                        (Notarial Seal)

STATE OF FLORIDA
COUNTY OF HILLSBOROUGH

     The foregoing Articles of Merger were acknowledged before me on February 29, 1996, by Richard T. Isel, as President of Sterile Recoveries, Inc., on behalf of the corporation.


My commission expires:         /s/ Betty C. Atkins
                               ------------------------------
                               Betty C. Atkins, Notary Public


                                              (Notarial Seal)





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